Exhibit 99.1

CONTACTS:

For BioMarin                                         For Genzyme
Joshua Grass (Investors)                             Bo Piela (Media)
(415) 884-6777                                       (617) 252-7785

Fredda Malkoff (media)                               Sally Curley (investors)
Feinstein Kean Healthcare                            (617) 591-7140
(617) 577-8110

For Immediate Release
---------------------

      BioMarin and Genzyme Complete `Rolling' BLA Filing for AldurazymeTM

Novato, CA and Cambridge, MA, July 29, 2002 - BioMarin Pharmaceutical Inc. (Nasdaq and Swiss SWX New Market: BMRN) and Genzyme General (Nasdaq: GENZ) today announced that the companies submitted the final portion of their `rolling' Biologics License Application (BLA) for Aldurazyme(TM) (laronidase) to the U.S. Food and Drug Administration (FDA). The final portion of the BLA includes clinical data from the six-month, placebo-controlled Phase 3 trial of Aldurazyme, six months of data from the ongoing open-label Phase 3 extension study, and three years of data from the Phase 1 trial and extension study. Aldurazyme is an investigational enzyme replacement therapy for patients with mucopolysaccharidosis I (MPS I), a life-threatening genetic disease for which no specific drug treatments currently exist.

As part of the BLA submission, BioMarin and Genzyme have formally requested Priority Review, which is an FDA procedure generally reserved for products that address an unmet medical need. The companies expect a decision regarding FDA's acceptance of the Aldurazyme BLA and its Priority Review status by the end of September 2002. If the FDA accepts the BLA and grants Priority Review, the companies anticipate a response from the FDA regarding the application to market Aldurazyme in the United States six months from the submission date of the completed application.

On March 1, 2002, BioMarin and Genzyme submitted a Marketing Authorization Application (MAA) to the European Agency for the Evaluation of Medicinal Products (EMEA) for approval to market Aldurazyme in the European Union. The Agency has accepted the MAA and is currently reviewing the application. BioMarin and Genzyme expect a response from the EMEA in the first half of 2003.

About MPS I
-----------

MPS I (historically known as Hurler, Hurler-Scheie, and Scheie syndromes) is a life-threatening genetic disease caused by a deficiency of the enzyme alpha-L-iduronidase. This deficiency leads to the accumulation of complex carbohydrates (GAGs) in the lysosomes of cells, leading to the progressive dysfunction of cellular, tissue and organ systems. Resulting symptoms can include impaired cardiac and pulmonary function, delayed physical development, skeletal and joint deformities, reduced endurance, and in some cases, delayed mental function. A majority of patients die before adulthood from complications of the disease.

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BioMarin and Genzyme formed a joint venture in 1998 to develop and commercialize
Aldurazyme worldwide. Under the terms of the joint venture, if approved for commercial sale, BioMarin will manufacture Aldurazyme and Genzyme will have responsibility for the commercialization of the product. The companies have obtained Orphan Drug designation and Fast Track status for Aldurazyme for MPS I from the FDA and orphan medicinal product designation from the EMEA.

Genzyme General develops and markets therapeutic products and diagnostic products and services. Genzyme General has five therapeutic products on the market and a strong pipeline of therapeutic products in development focused on the treatment of genetic diseases and other chronic debilitating disorders with well-defined patient populations. Genzyme General is a division of Genzyme Corp.

BioMarin Pharmaceutical specializes in the development and commercialization of therapeutic enzyme products to treat serious, life-threatening diseases and conditions.

This press release contains forward-looking statements, including without limitation statements about: decisions by the FDA and the expected timing thereof; the potential approval of Aldurazyme for commercial sale; and commercialization plans. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in these forward-looking statements. These risks and uncertainties include, among others: the content and timing of decisions made by the FDA and the EMEA regarding regulatory submissions for Aldurazyme; the ability to manufacture sufficient quantities of product for commercialization activities and to do so in a timely manner; the continued funding of the joint venture between Genzyme and BioMarin; decisions made by physicians and third party payers regarding the use of and reimbursement for Aldurazyme; our ability to obtain and maintain adequate patent and other proprietary rights protection for Aldurazyme; the scope, validity and enforceability of patents and other proprietary rights held by third parties related to therapies for MPS I and the actual impact of such patents and other rights on our ability to commercialize Aldurazyme; the competitive environment for therapies for MPS I; and the risks and uncertainties described in reports filed by Genzyme and BioMarin with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, including without limitation the factors contained under the caption "Factors Affecting Future Operating Results" in Exhibit 99.2 to Genzyme Corporation's 2001 Annual Report on Form 10-K. Genzyme General Division common stock is a series of common stock of Genzyme Corporation. Therefore, holders of Genzyme General Division common stock are subject to all of the risks and uncertainties described in the those reports. Genyzme and BioMarin caution investors not to place undue reliance on the forward-looking statements contained in this press release. These statements speak only as of the date of this press release, and Genzyme and BioMarin undertake no obligation to update or revise the statements.

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Genzyme(R) is a registered trademark of Genzyme  Corporation.  AldurazymeTM is a trademark of BioMarin/Genzyme LLC. All rights reserved.

                                   # # #

Genzyme's  press  releases  and  other  company  information  are  available  at
www.genzyme.com and by calling Genzyme's investor information line at 1-800-905-4369 within the United States or 1-703-797-1866 outside the United States.

BioMarin's press releases and other company information are available online at http://www.biomarinpharm.com.

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